EXHIBIT 99.1

Pet DRx Receives NASDAQ Delisting Determination Notice

BRENTWOOD, Tenn., March 22, 2010 (GLOBE NEWSWIRE) -- Pet DRx Corporation (Nasdaq:VETS) today announced that on March 16, 2010, it received a letter from The NASDAQ Stock Market indicating that the Company is not in compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(a)(2) (the "Minimum Bid Price Rule"), and as a result the Company's common stock is subject to suspension from trading and delisting from The NASDAQ Capital Market at the opening of business on March 25, 2010, unless the Company requests a hearing by March 23, 2010 in accordance with the NASDAQ Marketplace Rules. The Minimum Bid Price Rule requires that the bid price of the Company's common stock remain above $1.00 for continued inclusion in The NASDAQ Capital Market.

The Company initially received notification from the NASDAQ Staff of its noncompliance with the minimum bid price rule on September 15, 2009 and in accordance with Marketplace Rule 5810(c)(3)(A) had 180 calendar days to regain compliance. The Company was unable to regain compliance prior to March 15, 2010.

The Company plans to request a hearing before the NASDAQ Listing Qualifications Panel to appeal the Staff determination to delist the Company's common stock. The hearing date will be determined by NASDAQ and should occur within 45 days from the date the Company requests the hearing. The request for a hearing will stay the Staff determination to delist the Company's common stock until the NASDAQ Listing Qualification Panel renders a determination following the hearing.

Mr. Gene Burleson, Chairman and Chief Executive Officer of Pet DRx, commented, "We value our NASDAQ listing and will submit a plan to the Panel which will likely include consummation of a reverse stock split that was previously approved by the stockholders of the Company, subject to approval by the Company's board, during its annual meeting held in July 2009. While there can be no assurance that NASDAQ will grant the Company its request for continued listing, we are optimistic that we will regain compliance with the NASDAQ minimum bid price requirement and expect that NASDAQ will grant the Company its request for continued listing."

About Pet DRx

Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals.  The Company currently owns and operates 23 leading veterinary hospitals in the state of California, which it has organized into unique, regional 'hub-and-spoke' networks.  Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

CONTACT:  Pet DRx Corporation
          Harry L. Zimmerman
          (615) 369-1914
          HZimmerman@petdrx.com
          www.petdrx.com